Exhibit (j)
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references made to our firm under the captions “General Information” and “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, included in Post-Effective Amendment No. 65 to the Registration Statement (Form N-1A, No. 333-57793) of the SPDR® Series Trust.
We also consent to the incorporation by reference into the Statement of Additional Information of our reports, dated August 23, 2010, with respect to the financial statements and financial highlights of SPDR® DJ Global Titans ETF (one of the portfolios comprising SPDR® Series Trust), included in the June 30, 2010 annual report of the SPDR® Series Trust.
/s/ Ernst & Young LLP
Boston, Massachusetts
April 27, 2011